Exhibit 10.10

FIRST AMENDMENT AGREEMENT

Dated as of February 1, 2005

among

LYDALL, INC.

LYDALL DEUTSCHLAND HOLDING GMBH

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

THE BANK OF NEW YORK,

as Documentation Agent

FIRST AMENDMENT AGREEMENT, dated as of February 1, 2005, among LYDALL, INC., a Delaware corporation (the “Borrower”), LYDALL DEUTSCHLAND HOLDING GMBH, a German corporation (the “Subsidiary Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent, and THE BANK OF NEW YORK, as Documentation Agent.

WHEREAS, the Borrower, the Subsidiary Borrower, the Lenders, the Administrative Agent and Fleet National Bank, as Documentation Agent, have entered into that certain Credit Agreement dated as of July 14, 1999 (as amended and restated as of May 13, 2002, as amended and restated as of August 29, 2003, as amended as of July 27, 2004 and as in effect prior to the effectiveness of this Agreement, the “Existing Credit Agreement,” and, as amended by this Agreement, the “Amended Credit Agreement”), pursuant to which the Lenders have agreed, subject to the terms and conditions therein set forth, to make or participate in Loans to, and to issue or participate in Letters of Credit for the account of, the Borrower and the Subsidiary Borrower;

WHEREAS, the Borrower, the Subsidiary Borrower, the Lenders, the Administrative Agent and the Documentation Agent have agreed to enter into this Agreement to provide for, among other things, the extension of the Revolving Credit Termination Date and the modification of certain covenants and definitions; and

WHEREAS, the Loan Documents (including, without limitation, this Agreement and the Amended Credit Agreement), as amended and supplemented by this Agreement and as each may be amended or supplemented from time to time, are referred to herein as the “Amended Loan Documents”;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

Amendments to Existing Credit Agreement.

Each of the Borrower and the Subsidiary Borrower and, subject to the satisfaction of the conditions set forth in Article III, the Lenders hereby consent and agree to the amendments to the Existing Credit Agreement set forth below:

(a) The “Commitment Fee Rate” established in the definition of “Applicable Rate” contained in Section 1.01 of the Existing Credit Agreement is hereby amended and restated as follows: (i) for Category 1, the “Commitment Fee Rate” shall be equal to .375%, (ii) for Category 2, the “Commitment Fee Rate” shall be equal to .325%, (iii) for Category 3, the “Commitment Fee Rate” shall be equal to .275% and (iv) for Category 4, the “Commitment Fee Rate” shall be equal to .225%.

(b) The definition of “Consolidated EBITDA” contained in Section 1.01 of the Existing Credit Agreement is hereby amended to insert “, plus (f) the aggregate amount of legal and due diligence expenses arising from litigation with or claims by Walter A. Ruschmeyer not to exceed $1,919,000 for the fiscal period ending December 31, 2004, $1,877,000 for the fiscal period ending March 31, 2005, $749,000 for the fiscal period ending June 30, 2005, $81,000 for the fiscal period ending September 30, 2005 and $0 thereafter, plus (g) the aggregate amount of non-cash stock option expense” at the end of clause (e).

(c) The definition of “Documentation Agent” contained in Section 1.01 of the Existing Credit Agreement is hereby amended to substitute “The Bank of New York” in place of “Fleet National Bank”.

(d) The definition of “Indebtedness” contained in Section 1.01 of the Existing Credit Agreement is hereby amended to insert “Solely for purposes of determining the Leverage Ratio, the amount of obligations of a Consolidated Entity in respect of a Hedging Agreement shall be deemed to be 20% of the notional amount of such Hedging Agreement.” at the end of such definition.

(e) The definition of “Revolving Credit Maturity Date” contained in Section 1.01 of the Existing Credit Agreement is hereby amended to substitute “February 1, 2009” in place of “September 30, 2005”.

(f) The definition of “Swingline Lender” contained in Section 1.01 of the Existing Credit Agreement is hereby amended to delete “or Fleet National Bank, as the case may be, “.

(g) Section 6.02(e) of the Existing Credit Agreement is hereby amended to substitute “any real property or capital asset” in place of “any property or asset”.

(h) Section 6.06(a)(iii) of the Existing Credit Agreement is hereby amended (i) to substitute “(A) $1,000,000” in place of “$8,000,000” and (ii) to insert “or (B) if the Leverage Ratio did not exceed 1.50 to 1.00 as of the end of the preceding fiscal quarter (as reported in the Borrower’s compliance certificate delivered under Section 6.01(d)), $1,800,000 during any fiscal quarter; provided that the aggregate amount of Restricted Payments permitted under this clause (B) shall in no event exceed $5,000,000 during any fiscal year of the Borrower” immediately prior to the end thereof.

(i) Section 6.13 of the Existing Credit Agreement is hereby amended to substitute “2.75 to 1.00” in place of “2.50 to 1.00”.

(j) Section 6.16 of the Existing Credit Agreement is hereby amended and restated to read as follows:

Section 6.16. Minimum EBITDA. The Borrower will not permit Consolidated EBITDA as determined as of the end of each fiscal quarter of the Borrower to be less than (a) for the fiscal quarters ended June 30, 2004, September 30, 2004, December 31, 2004, March 31, 2005 and June 30, 2005, $18,000,000, (b) for the fiscal quarter ending September 30, 2005, $22,000,000, (c) for the fiscal quarter ending December 31, 2005,

$22,500,000, (d) for the fiscal quarter ending March 31, 2006, $23,000,000, (e) for the fiscal quarter ending June 30, 2006, $23,500,000, (f) for the fiscal quarter ending September 30, 2006, $24,000,000, (g) for the fiscal quarter ending December 31, 2006, $24,500,000 and (h) thereafter, $25,000,000.

(k) Section 10.01 of the Existing Credit Agreement is hereby amended to (i) insert “and” at the end of paragraph (d), (ii) to delete paragraph (e) and (iii) to substitute “(e)” in place of “(f)”.

(l) The Schedules to the Existing Credit Agreement are hereby amended and restated as set forth on the Schedules hereto.

ARTICLE II.

Representations and Warranties

The Borrower hereby represents and warrants that as of the Effective Date (as defined in Article III):

Section 2.01. Existing Representations and Warranties. Each of the representations and warranties contained in Article III of the Existing Credit Agreement and in each of the other Loan Documents is true and correct, except that (a) any representation or warranty limited by its terms to a specific date shall be true and correct as of such specific date and (b) the Borrower hereby discloses that (i) the U.S. Food and Drug Administration conducted a full scope directed audit at CML Medical, Ltd., (ii) CML Medical, Ltd. was unable to provide adequate documentation relating to one of its EtO sterilization validations affecting a portion of its blood products and (iii) CML Medical, Ltd. has recalled such products, all as more fully described in the Memorandum dated January 31, 2005 from Thomas Smith to the Lenders (the “CML Recall”), which shall constitute a “Disclosed Matter” for purposes of the Existing Credit Agreement.

Section 2.02. No Defaults. After giving effect to the amendments set forth in Article I and the disclosure of the CML Recall, no event has occurred and no condition exists which would constitute a Default or an Event of Default under the Existing Credit Agreement, and no event has occurred and no condition exists (including financial performance during the fiscal quarter ending December 31, 2004) which would constitute a Default or an Event of Default under the Amended Credit Agreement.

Section 2.03. Power and Authority; No Conflicts. The execution, delivery and performance by each of the Loan Parties of the Amended Loan Documents to which it is a party are within such party’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action. Each Amended Loan Document to which any Loan Party is a party has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 2.04. Governmental Approvals; No Conflicts. The execution, delivery and performance by each of the Loan Parties of the Amended Loan Documents to which it is a party (a) do not require the Borrower or any Subsidiary to obtain or make any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (b) will not violate any law or regulation applicable to the Borrower or any Subsidiary, or the charter, by-laws or other organizational documents of any Loan Party, or any Subsidiary, or any order of any Governmental Authority, except as to any law, regulation or order the violation of which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Significant Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Significant Subsidiary, except for any such violations, defaults or rights to require payment that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien (other than a Permitted Encumbrance) on any asset of the Borrower or any of its Subsidiaries.

Section 2.05. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries and the related statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, such consolidated financial statements being reported on by PricewaterhouseCoopers, LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2004. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since September 30, 2004, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole (other than the CML Recall).

ARTICLE III.

Conditions Precedent

The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent, the Documentation Agent and the Lenders shall have received on or before February 1, 2005 (the “Effective Date”) each of the following, in form and substance satisfactory to the Administrative Agent, the Documentation Agent and the Lenders:

(a) counterparts of this Agreement executed by each of the Borrower, the Subsidiary Borrower, all of the Lenders, the Administrative Agent and the Documentation Agent;

(b) evidence that each of the Guarantors shall have reaffirmed its obligations under the Guarantee Agreement to which it is a party;

(c) evidence that the Loan Parties shall have taken all actions requested by the Administrative Agent to ensure a legal, valid and enforceable perfected first-priority Lien on the Collateral;

(d) favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Mary A. Tremblay and Linklaters, Oppenhoff & Radler, substantially in the form of Exhibit A-1 and Exhibit A-2, respectively; the Borrower and the Subsidiary Borrower hereby request such counsel to deliver such opinion;

(e) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties and the authorization of the Transactions by the Loan Parties;

(f) a certificate, dated the Effective Date and signed by the President, a Vice President, General Counsel and Secretary or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Article III and in paragraphs (a) and (b) of Section 4.02 of the Amended Credit Agreement; and

(g) evidence that all fees and other amounts required to be paid under Section 4.04 of this Agreement shall have been paid in full.

ARTICLE IV.

Miscellaneous

Section 4.01. Defined Terms. The terms used herein and not defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement. All references to “JP Morgan Chase Bank” in any Loan Document shall be deemed to be to “JP Morgan Chase Bank, N.A.”

Section 4.02. Nonwaiver. The terms of this Agreement shall not operate as a waiver by the Administrative Agent, the Documentation Agent or the Lenders of any affirmative, negative or financial covenant contained in the Credit Agreement or otherwise prejudice the rights, remedies or powers of the Administrative Agent, the Documentation Agent or any Lender under the Amended Credit Agreement, the other Amended Loan Documents or applicable law. Except as set forth in Article I: (x) no terms and provisions of the Loan Documents are modified or changed by this Agreement; and (y) the terms and provisions of the Loan Documents shall continue in full force and effect.

Section 4.03. Waivers; Amendments. Any provision of this Agreement may be amended or modified only by an agreement or agreements in writing signed by the Borrower, the Subsidiary Borrower and the Required Lenders, or by the Borrower, the Subsidiary Borrower and the Administrative Agent acting with the consent of the Required Lenders; provided that the consent of each Lender shall be required with respect to any matters as to which such Lender’s consent is required under Section 10.02(b) of the Amended Credit Agreement.

Section 4.04. Expenses. The Borrower shall pay to the Administrative Agent, for the account of each Lender, an amendment fee equal to .20% of such Lender’s Commitments as of the Effective Date. The Borrower shall pay all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, the other Amended Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).

Section 4.05. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy in accordance with the terms of the Amended Credit Agreement.

Section 4.06. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 4.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.08. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Amended Loan Documents and the separate letter agreements with respect to fees payable to the Administrative Agent and the Documentation Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Subject to the satisfaction of the conditions set forth in Article III, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of the Lenders, and thereafter shall be binding upon and inure to the benefit of the parties to the Existing Credit Agreement and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 4.09. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Section 4.10. Reaffirmation. Each of the Borrower and the Subsidiary Borrower hereby unconditionally and absolutely affirms its obligations under each Loan Document to which it is a party, as herein modified, and agrees that such obligations are valid and binding upon it, and enforceable against it, without defense, offset or counterclaim and hereby acknowledges and consents to, and waives all objections to, all of the transactions contemplated by or consented to under or in connection with this Agreement. The Board of Directors of the Borrower shall unconditionally ratify all of its obligations under the Amended Loan Documents at its next regularly scheduled meeting on February 24, 2005.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LYDALL, INC., a Delaware corporation

By	/S/ THOMAS P. SMITH
Name:	Thomas P. Smith
Title:	Vice President, Chief Financial Officer and Treasurer

LYDALL DEUTSCHLAND HOLDING GMBH, a German limited liability company

By	/S/ DAVID FREEMAN
Name:	David Freeman
Title:	Managing Director

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), individually and as Administrative Agent

By	/S/ PETER M. KILLEA
Name:	Peter M. Killea
Title:	Vice President

THE BANK OF NEW YORK, individually and as Documentation Agent

By	/S/ SCOTT BOGNAR
Name:	Scott Bognar
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT AGREEMENT]

WEBSTER BANK

By	/S/ MATTHEW O. RILEY
Name:	Matthew O. Riley
Title:	Senior Vice President

BROWN BROTHERS HARRIMAN & CO.

By	/S/ J. EDWARD HALL
Name:	J. Edward Hall
Title:	Managing Director

WACHOVIA BANK, N.A.

By	/S/ PHILIP GALIOTO
Name:	Philip Galioto
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT AGREEMENT]